Exhibit 99.1

RING ENERGY, INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Midland, TX June 18, 2015 – Ring Energy, Inc. (NYSE MKT: REI) (“Ring”)(“Company”) announced today that it has priced an underwritten public offering of 4,500,000 shares of its common stock to the public at $11.50 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock from the Company at the offering price (less the underwriting discount). The Company expects to close the sale of the shares of common stock on June 23, 2015, subject to customary closing conditions. Net proceeds to the Company from the sale of 4,500,000 shares will be approximately $49 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund a portion of the previously announced acquisition of producing wells and leaseholds in Culberson and Reeves Counties, Texas and for general corporate purposes.

In connection with the offering, SunTrust Robinson Humphrey, Inc. is acting as sole bookrunner, Seaport Global Securities LLC and Euro Pacific Capital Inc. are acting as senior co-managers, and IBERIA Capital Partners L.L.C., Northland Capital Markets, Roth Capital Partners and Ladenburg Thalmann are acting as co-managers.

The public offering is being made only by means of a prospectus supplement and accompanying base prospectus, which will be filed with the Securities and Exchange Commission, or SEC, and will be available on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained, when available, from SunTrust Robinson Humphrey, Inc., at STRH Prospectus Department, 3333 Peachtree Rd., NE, Atlanta, GA 30326, or may be requested by telephone at 404-926-5744 or by e-mail at STRH.Prospectus@SunTrust.com.

The securities described above are being offered by the Company pursuant to a registration statement previously filed with, and declared effective by, the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012, its Form 10-Q for the quarter ended March 31, 2013 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc.

(702) 489-4447 office

(602) 315-5926 mobile